Exhibit 99.1

Clearfield, Inc. Reports Quarterly Performance

Economic conditions slow momentum; gross margin gains and ongoing strategic investments position Company for future opportunities

MINNEAPOLIS--(BUSINESS WIRE)--January 28, 2010--Clearfield, Inc. (NASDAQ: CLFD):

Net Sales:	$4.9 million, down 17% from previous year
Gross Profit:	$1.7 million, down 16% from previous year
Gross Margin:	34.4%, up from 34.0% in previous year
Net Loss:	$160,000
Net loss per share:	$.01

Clearfield, Inc. (NASDAQ: CLFD) today announced results for the first fiscal quarter of 2010 which ended December 31, 2009. Revenue for the quarter was $4,943,000 in comparison to $5,933,000 for the quarter ended December 31, 2008, a decrease of 17 percent. Gross profit for the first quarter of fiscal 2010 was $1,702,000 in comparison to $2,014,000 for the first quarter for fiscal 2009, a decrease of 16 percent. The Company reported a net loss of $160,000 for the first quarter of fiscal 2010, or $.01 per share, compared to income of $217,000, or $.02 per share, for the first fiscal quarter of 2009.

Revenue decreased in the broadband and commercial data networks market as well as the contract manufacturing market. Revenue in the broadband and commercial data networks market was $4.1 million in the first quarter of fiscal 2010, down from $4.7 million in the previous year’s first quarter. The revenue decrease was primarily associated with decreased demand from a single distributor in the Eastern region of the U.S. Revenue from that distributor accounted for 19% of total quarter revenue for the first quarter of fiscal 2010 in comparison to 25% for the first quarter for fiscal 2009. This decrease overshadowed stable revenue performance in the Midwest and revenue gains in regions of the U.S. where the Company has invested in additional sales personnel in recent quarters. Revenue associated with contract manufacturing, principally copper cable assembles produced to the design specifications of OEM’s outside of the telecommunications market, also contributed to the overall quarterly revenue decline, as revenue to that market was $814,000 for the first quarter of fiscal 2010 down from $1.1 million in the first quarter for fiscal 2009.

In the first fiscal quarter of 2010, gross margins improved nearly one half of one percent to 34.4% from the same quarter of last fiscal year. The year-over-year improvement is the result of material cost improvements and manufacturing efficiency.

Operating expenses were $1.9 million, an increase of 5% from $1.8 million in the same quarter 2009. The Company continues to invest in revenue growth, with the hiring of field sales personnel along with product and market managers.

Comments on Operations

“Our recent revenue performance is indicative of a market that is hampered by economic conditions,” explains Cheri Beranek, President and Chief Executive Officer of Clearfield. “While our largest customers continue to offer kudos to our product line and have told us they remain committed to the return on investment they expect from the FTTH marketplace, the availability of capital and funding to our customers has slowed some major initiatives in some of our historically strongest markets.”

“We are just beginning to see the initial grant and loan awards from the American Recovery and Reinvestment Act. We are actively tracking both award winners and applications that are still under review. However, grant and loan award recipients are just initiating their Requests For Vendor Quotation and we do not expect them to begin receiving funds until later this spring.”

“During this time, we are continuing to make strategic investments in sales personnel and marketing initiatives to broaden our reach within our markets. In addition, we are aggressively pursuing new products that will allow us to enter new markets and address an expanding range of customer requirements,” concluded Beranek.

About Clearfield, Inc

Clearfield, Inc. designs and manufactures the FieldSmart Fiber Management Platform, which includes its latest generation FieldSmart Fiber Crossover Distribution System (FxDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FxDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield’s customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers; limited experience in manufacturing, reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield’s Annual Report on Form 10-K for the year ended September 30, 2009 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect actual events.

CLEARFIELD, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31,
	2009	2008

Revenues	$4,942,667	$5,933,287

Cost of sales	3,240,959	3,919,079

Gross profit	1,701,708	2,014,208

Operating expenses
Selling, general and administrative	1,889,615	1,804,978

Income (loss) from operations	(187,907)	209,230

Other income (expense)
Interest income	38,056	31,750
Interest expense	(584)	(1,906)
Other income	14,515	13,644
	51,987	43,488
Income before income taxes	(135,920)	252,718

Income tax expense	23,761	35,231

Net income (loss)	$(159,681)	$217,487

Net income (loss)per share:
Basic	($.01)	$.02
Diluted	($.01)	$.02

Weighted average shares outstanding:
Basic	11,977,266	11,938,131
Diluted	11,977,266	11,938,131

CLEARFIELD, INC.
BALANCE SHEETS
UNAUDITED

	December 31, 2009	September 30, 2009
Assets
Current Assets
Cash and cash equivalents	$4,375,289	$4,731,735
Short-term investments	1,153,566	2,108,566
Accounts receivable, net	1,739,721	2,723,414
Inventories	1,241,314	1,153,862
Other current assets	217,376	180,635
Total current assets	8,727,266	10,898,212

Property, plant and equipment, net	1,255,763	1,319,492

Other Assets
Long-term investments	3,876,000	2,840,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	2,209,745	2,231,990
Other	557,921	568,554
Total other assets	9,214,177	8,211,055
Total Assets	$19,197,206	$20,428,759

Liabilities and Shareholders’ Equity
Total current liabilities	1,376,749	2,493,006
Deferred rent	86,068	87,942
Total Liabilities	1,462,817	2,580,948

Shareholders’ Equity
Common stock	119,788	119,746
Additional paid-in capital	52,418,356	52,372,139
Accumulated deficit	(34,803,755)	(34,644,074)
Total shareholders’ equity	17,734,389	17,847,811
Total Liabilities and Shareholders’ Equity	$19,197,206	$20,428,759

CONTACT:
Clearfield, Inc.
Cheryl P. Beranek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net